                           ALEX. BROWN INCORPORATED


                          135 East Baltimore Street
                          Baltimore, Maryland 21202


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



    The Annual Meeting of Stockholders of Alex. Brown Incorporated will be held on Monday, April 25, 1994, at 4:30 p.m. at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland, for the following purposes:

    (a) Election of directors to hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

    (b) Consideration of a proposal to amend the Alex. Brown Incorporated 1991 Equity Incentive Plan;

    (c) Consideration of a proposal to approve the Alex. Brown Incorporated Management Compensation Plan; and

    (d) Consideration of such other business as may properly come before the meeting.

    Holders of the Company's Common Stock as of the close of business on March 11, 1994 are entitled to notice of and to vote at the meeting.

    For your convenience, a form of proxy is enclosed. You are urged to complete and return the proxy.

                                By Order of the Board of Directors

                                Robert F. Price
                                Secretary

March 25, 1994


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


                           ALEX. BROWN INCORPORATED


                          135 East Baltimore Street
                          Baltimore, Maryland 21202


                               PROXY STATEMENT
               (First Mailed to Stockholders on March 25, 1994)


    This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Alex. Brown Incorporated (the "Company") to be voted at the Annual Meeting of Stockholders (the "Meeting") scheduled to be held on Monday, April 25, 1994 at the Harbor Court Hotel, 550 Light Street, Baltimore, Maryland and at any adjournment or adjournments thereof. The solicitation of proxies generally will be by mail and by directors and officers of the Company. In some instances, solicitations may be made by telephone, telegraph or other means.

    All costs incurred in connection with the solicitation of proxies will be borne by the Company. No compensation will be paid by the Company in connection with the solicitation of proxies, but custodians, nominees and fiduciaries will be requested to send proxies and proxy material to their principals, and the Company will reimburse them for reasonable out-of-pocket and clerical expenses.

    Any stockholder giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving written notice of such revocation to the Secretary of the Company at 135 East Baltimore Street, Baltimore, Maryland 21202, or by attending the Meeting and voting in person.

    The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Meeting will constitute a quorum for the Meeting. Abstentions and withhold-authority votes will count for the purpose of determining a quorum. On March 11, 1994, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, the Company had outstanding and entitled to vote 15,474,631 shares of common stock, par value $.10 per share (the "Common Stock"). The Common Stock has no cumulative voting rights, and each issued and outstanding share of Common Stock is entitled to one vote at the Meeting or any adjournment or adjournments thereof.

    Each properly executed proxy will be voted in accordance with the instructions marked on it. With regard to the election of directors, votes may be cast "FOR" or "WITHHELD." With regard to the proposals to amend the Alex. Brown Incorporated 1991 Equity Incentive Plan and to approve the Alex. Brown Incorporated Management Compensation Plan, votes may be cast "FOR," "AGAINST" or "ABSTAIN." In the absence of specific instructions, a proxy will be voted FOR the election, as directors of the Company, of the nominees identified in this Proxy Statement, FOR the amendment of the Alex. Brown Incorporated 1991 Equity Incentive Plan, FOR the approval of the Alex. Brown Incorporated Management Compensation Plan and in the sole discretion of the proxy holders as to any other matters. The affirmative vote of a plurality of all votes cast at the Meeting is required for the election of directors. All other matters require the affirmative vote of a majority of all votes cast. Shares voted include votes FOR or AGAINST a proposal but do not include broker non-votes, abstentions or withhold-authority votes.

                  ELECTION OF DIRECTORS AND RELATED MATTERS

    It is proposed that ten directors, constituting all of the current members of the Company's Board of Directors (the "Board"), be elected at the Meeting, each to serve until the next annual meeting of stockholders or until his successor is duly elected and qualified. There is no family relationship between any of the director-nominees or between any of such nominees and any executive officer of the Company.

    Each of the nominees has agreed to serve, if elected. If one or more of the nominees is unable to serve for any reason, the holders of proxies solicited hereby reserve the right to nominate and vote for any other person or persons of their choice. Certain pertinent information regarding each of the nominees follows:

LEE A. AULT III

    Mr. Ault, who is 57 years of age, has been a private investor since 1992. Previously, Mr. Ault was Chairman and Chief Executive Officer of Telecredit, Inc., a supplier of payment services. Mr. Ault has been a member of the Board since 1992, and he currently serves on its Audit Committee, of which he is Chairman, as well as on its Compensation Committee. Mr. Ault is also a director of Equifax Inc., Sunrise Medical Inc. and Viking Office Products, Inc.

THOMAS C. BARRY

    Since December 1993, Mr. Barry, who is 50 years of age, has been President and Chief Executive Officer of Marlboro, Ltd., a financial consulting and investment management firm. Previously, Mr. Barry was President and Chief Executive Officer of Rockefeller & Co., Inc., a registered investment advisor. Mr. Barry has been a member of the Board since 1987, and he currently serves on its Audit Committee, as well as on its Compensation Committee, of which he is Chairman. Mr. Barry is also a director of The France Growth Fund, Inc.

ANDR~E W. BREWSTER

    Mr. Brewster, who is 68 years of age, has been a partner of the law firm of Piper & Marbury since 1958. Mr. Brewster has been a member of the Board since 1987, and he currently serves on its Organization Committee. Mr. Brewster is also the Chairman of the Board of Directors of The Ryland Group, Inc.

BENJAMIN H. GRISWOLD IV

    Mr. Griswold, who is 53 years of age, has been the Chairman of the Board of the Company since 1987 and a member of the Board since 1986. Mr. Griswold is also a director of The Baltimore Life Insurance Company and Life of Maryland, Inc.

DONALD B. HEBB, JR.

    Mr. Hebb, who is 51 years of age, is a Managing Director of Alex. Brown & Sons Incorporated ("Alex. Brown"), the Company's principal subsidiary, and a general partner of ABS Partners, which acts as the general partner of ABS
Capital Partners, L.P., a merchant banking investment fund organized by the Company. Prior to February, 1991, Mr. Hebb was President and Chief Executive Officer of the Company. Mr. Hebb has been a member of the Board since 1986.

A. B. KRONGARD

    Mr.  Krongard,  who  is  57 years of age, has been Vice Chairman and Chief
Executive Officer of the Company since July, 1991. From May, 1989 to July, 1991, Mr. Krongard was Chief Operating Officer of the Company. Previously, Mr. Krongard was a Managing Director of Alex. Brown. Mr. Krongard has been a member of the Board since 1989.

STEVEN MULLER, PH.D.

    Dr. Muller, who is 66 years of age, is President Emeritus of The Johns Hopkins University. Since 1990, Dr. Muller has been Chairman of the 21st Century Foundation, an educational initiative to provide unity among democratic nations. Dr. Muller is also Co-Chairman of the American Institute for Contemporary German Studies. Dr. Muller has been a member of the Board since 1987, and he currently serves on its Audit Committee, as well as on its Organization Committee, of which he is Chairman. Dr. Muller is also a director of Beneficial Corporation, Millipore Corporation, American Capital Closed End and Common Sense Funds and The Law Companies Group, Inc.

DAVID M. NORMAN

    Since 1987, Mr. Norman, who is 53 years of age, has been Chairman and Chief Executive Officer of BNB Resources PLC (U.K.), an executive search, recruitment and human resource training firm. Mr. Norman has been a member of the Board since 1992, and he currently serves on its Audit and Compensation Committees.

FRANK E. RICHARDSON

    Mr. Richardson, who is 54 years of age, is President of Wesray Capital Corporation, a merchant banking firm. Mr. Richardson has been a member of the Board since 1991, and he currently serves on its Organization Committee. Mr. Richardson is also a director of Outlet Communications, Inc., Sonic Corp., Dyersburg Fabrics Inc. and TLC Beatrice International.

MAYO A. SHATTUCK III

    Mr. Shattuck, who is 39 years of age, has been President and Chief Operating Officer of the Company since July, 1991. Previously, Mr. Shattuck was a Managing Director of Alex. Brown. Mr. Shattuck has been a member of the Board since 1991.

OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

    Mr. Griswold has notified the Board that he does not wish to be considered for reelection as Chairman of the Board. Upon the unanimous recommendation of the Board's Organization Committee, the nominees for directors, all of whom currently constitute the Board, have expressed their intention to elect Mr. Krongard as the Chairman of the Board at the next meeting of the Board following the Meeting and to bestow upon Mr. Griswold the title of "Chairman Emeritus."

BOARD COMMITTEES

    During 1993, the Board had three standing committees--the Audit Committee, the Compensation Committee and the Organization Committee.

    The Audit Committee oversees the financial reporting of the Company and its subsidiaries and the related financial and accounting control systems of the Company and its subsidiaries. The Audit Committee also recommends to the Board the appointment of the Company's independent auditors.

    The Compensation Committee reviews and approves cash compensation and grants under the Company's equity incentive plans and supervises the administration of the Company's other compensation plans. The Compensation Committee Report on Executive Compensation is included beginning on page 15 of this Proxy Statement.

    The  Organization  Committee provides guidance and assistance to the Board
in   discharging   its   organizational   overview  and  corporate  governance
responsibilities and serves as the nominating committee for the Board.

ATTENDANCE AT MEETINGS

    During the year ended December 31, 1993, the Board held eight meetings, the Audit Committee held four meetings, the Compensation Committee held five meetings, and the Organization Committee held five meetings. All of the Company's directors attended 75% or more of the aggregate of all Board meetings and all meetings of committees of which they were members.

DIRECTORS' FEES

    Directors who are employed by the Company receive no additional compensation for serving on the Board. Each Director who is not an employee of the Company ("Non-Employee Directors") receives an annual retainer of $20,000 plus $1,000 per Board meeting or committee meeting attended and reasonable travel expenses incurred in connection with attendance at such meetings. A portion of the annual retainer is paid in Common Stock pursuant to the 1991 Non-Employee Director Equity Plan (the "Director Plan") described below. In addition, chairmen of committees of the Board are paid an annual stipend of $2,500 in cash for each committee which they chair.

1991 NON-EMPLOYEE DIRECTOR EQUITY PLAN

    The Director Plan, which was approved by the Company's stockholders in May, 1991, provides Non-Employee Directors with incentives to improve the Company's performance by increasing their level of stock ownership and provides an additional means of attracting and retaining Non-Employee Directors through the issuance of the Company's Common Stock and the granting of Stock Options. Participation in the Director Plan by Non-Employee Directors is mandatory.

    The Director Plan provides that, immediately following the date of the annual meeting of stockholders, each Non-Employee Director will receive a portion of his or her annual retainer in Common Stock and will also receive a stock option to purchase 1,500 shares of Common Stock. The number of shares of Common Stock to be issued to each Non-Employee Director is determined by dividing 90% of the average of the daily closing prices for the ten consecutive business days preceding the date of the annual meeting of stockholders of the Company (the "Market Price") into the annual retainer payable to each participant, and multiplying that number by a designated percentage determined by the Board. The designated percentage is currently 50%. The purchase price for the Common Stock subject to the stock option is the Market Price. The maximum aggregate number of shares of Common Stock that may be issued under the Director Plan is 300,000, which may be appropriately adjusted in the event of any extraordinary dividend, recapitalization, reorganization, merger, spin-off, or similar change affecting the Common Stock.

    In 1993, pursuant to the Director Plan, the Company issued a total of 3,186 shares of Common Stock and options to purchase 9,000 shares of Common Stock to the six Non-Employee Directors. The Director Plan will terminate on May 15, 2001.

    THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES.

                      PROPOSAL TO AMEND THE ALEX. BROWN
                   INCORPORATED 1991 EQUITY INCENTIVE PLAN

    On May 15, 1991, the stockholders approved the 1991 Equity Incentive Plan (the "1991 Plan"). It is proposed that the 1991 Plan be amended, to the extent discussed below, in order to provide for Awards with respect of up to an additional 1,056,000 shares of Common Stock and the partial forgiveness of loans associated with such Awards, as well as to conform the 1991 Plan to new Federal income tax regulations regarding deductibility of compensation and various requirements of the Federal securities laws. The full text of the original 1991 Plan is set forth as Exhibit A to this Proxy Statement, and reference is made thereto for a complete statement of its terms and provisions.

    In furtherance of the objectives of the 1991 Plan, on July 26, 1993, the Board approved the Equity Partnership Plan (the "Partnership Plan") as a component of the 1991 Plan to enable selected Managing Directors and Principals of Alex. Brown to purchase significant positions in the Company's Common Stock and debentures convertible into Common Stock.

    Under the Partnership Plan, 544,000 shares of Common Stock and debentures convertible into 1,056,000 shares of Common Stock were sold in various amounts to 75 Alex. Brown Managing Directors and Principals recommended by the Compensation Committee to the Board.

    The Company financed the purchase of the Common Stock sold to recipients pursuant to 10 year recourse loans with an initial interest rate of 6.36% (subject every 3 years to reset, not to exceed 200 basis points over the then prevailing broker call rate). Those loans are subject to performance-based forgiveness of up to $3.71 per share (15.6% of the principal amount of the loan) over the 10 year life of the loans. The amount of possible loan forgiveness represents the difference between the book value ($20.04) and the market value ($23.75) of the Common Stock on the date of issuance.

    The debentures have an 8 year term and, as to the conversion feature, are 50% vested after four years, 75% vested after five years and fully vested after six years. The debentures bear a stated interest rate of 5.32% and are convertible into Common Stock at $23.75 per share. Subject to shareholder approval, the debentures under the Partnership Plan are being financed pursuant to 6 year recourse loans with a fixed interest rate of 5.32%, subject to performance-based forgiveness of up to 15.6% of the principal amount of the loans (calculated as above) over the 6 year life of the loans.

    The purchases of the convertible debentures, and the authorization of loans with respect thereto (but not the purchases of Common Stock and the authorization of the related loans) are subject to and conditioned upon stockholder approval of the proposed amendments to the 1991 Plan. The Compensation Committee of the Board believes that if the proposed amendments are approved, compensation paid under the 1991 Plan can be structured so as to be tax deductible, upon certification by the Compensation Committee that performance goals and any other material terms have been satisfied. See Exhibit B for a discussion of the Federal income tax consequences of Awards made under the 1991 Plan, as proposed to be amended.

    The proposed amendments to the 1991 Plan are as follows:

    1. Section 5(a) shall be amended to read as follows:

   Subject to adjustment under subsection (b), Awards may be made under the Plan in each calendar year during any part of which the Plan is effective in respect of a maximum of seven and one-half percent (7.5%) of the total shares of Common Stock outstanding on the first day of such year, provided that Awards with respect to up to an additional 1,056,000 shares of Common Stock may be made under Section 10 of the Plan during the period August 4, 1993 through December 31, 1993. If any award in respect of shares of Common Stock expires or is terminated unexercised or is forfeited for any reason, the shares subject to such Award, to the extent of such expiration, termination or forfeiture shall again be available for Award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from any acquired company shall not reduce the shares available for Awards under the Plan.

    2.Section 12(h) shall be amended to read as follows:

       (h) Loans. The Committee may authorize the making of loans or cash payments to Participants in connection with any Award under the Plan. Such loans may be secured by any security, including Common Stock, underlying or related to such Award (provided that such loan shall not exceed the Fair Market Value of the security subject to such Award). Certain loans, or any portion thereof, will be forgiven under the terms of the loans if the Company's return on equity for subsequent annual periods, or its cumulative return on equity for subsequent three year periods, exceeds targets predetermined by the Committee. The maximum amount of such loans to any Participant is limited to the Fair Market Value of the maximum number of shares in respect of which Awards may be made pursuant to Section 12(1). Other loans may be forgiven upon such terms and conditions as the Committee may establish at the time of such loans or at anytime thereafter.

    3.A new Section 12(l) is added to read as follows:

       Notwithstanding any other provisions of the Plan, the Committee may not grant to any one Participant Awards under the Plan in respect of more than 250,000 shares of Common Stock in any calendar year during any part of which the Plan is effective.

    During 1993, the following individuals and groups made the indicated purchases, and received the indicated amount of loan forgiveness, under the Partnership Plan.

                              NEW PLAN BENEFITS

NAME AND POSITION                                     LOAN
                                                   FORGIVENESS
                             NUMBER OF UNITS       DURING 1993
                                      SHARES OF
                                     COMMON STOCK
                                     REPRESENTED
                                          BY
                                     CONVERTIBLE
                        COMMON STOCK  DEBENTURES
- ---------------------------------------------------------------
A.B. Krongard              34,000       66,000      $200,000
Chief Executive
Officer and Director
Mayo A. Shattuck III       25,500       49,500      $150,000
President, Chief
Operating Officer
and Director
W. Gar Richlin             15,300       29,700       $90,000
Managing Director,
Alex. Brown &
  Sons Incorporated
All current executive     103,700      201,300      $610,000
officers as a group
(13 persons)
All employees,            440,300      854,700     $2,590,000
including all
current officers who
are not executive
officers, as a group

    THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENTS TO THE 1991 PLAN.

             PROPOSAL TO APPROVE THE MANAGEMENT COMPENSATION PLAN

    On March 1, 1994, the Board adopted the Management Compensation Plan (the "Plan"), subject to stockholder approval. The following constitutes the Plan.

THE MANAGEMENT COMPENSATION PLAN

    Each of the Chief Executive Officer (the "CEO"), the Chief Operating Officer and the other members of the Company's Operating Committee (currently 11 individuals) is eligible to participate in the Plan (the "Participants.") Each Participant will receive a base salary. The base salary for each Participant is currently $200,000 per annum, except for one Participant who receives a base salary of $300,000 per annum. In future years, base salaries may vary at the discretion of the Compensation Committee. The CEO is eligible to receive incentives generated only by the Plan and is not eligible to receive incentives from division incentive pools. The other Participants are eligible to receive incentives generated by the Plan and may also receive incentive compensation from division incentive pools.

    The Maximum Cumulative Incentive Amount payable under the Plan will be determined by a formula established by the Compensation Committee which relates incentives to the Company's Adjusted Annual Earnings Before Income Taxes ("Adjusted Earnings"). Adjusted Earnings are earnings before income taxes as reported in the Company's Consolidated Statement of Earnings for the applicable year, after deducting the base salaries of Participants and their incentives, if any, received from division pools, but before deducting any incentive payments under the Plan. The actual amount paid may be less than the Maximum Cumulative Incentive Amount.

    Under the terms of the Plan, no Participant may be allocated more than 75% of the Maximum Cumulative Incentive Amount in any year. The percentage allocations to Participants for 1994 were determined by the Compensation Committee in February, 1994. In future years, the percentage allocations will be determined by the Compensation Committee before the beginning of each year. The share of the Maximum Cumulative Incentive Amount to be paid to each Participant is determined by the Compensation Committee upon its review of the CEO's assessment of the Participant's compensation versus performance and, in the case of the CEO, an assessment by the Compensation Committee of his performance compared to predetermined objectives.

    The Maximum Cumulative Incentive Amount will be calculated by taking the incremental amount of Adjusted Earnings shown in the table below times the percentage for each increment and summing the amounts derived for all increments:

ADJUSTED          PERCENT  MAXIMUM POTENTIAL     MAXIMUM CUMULATIVE
EARNINGS          APPLIED  INCREMENTAL AMOUNT    INCENTIVE AMOUNT
- ----------------- -------- --------------------- ---------------------
Up to $25 million    5%    $1.25 million         $1.25 million
From $25 million    10%    $2.50 million         $3.75 million
to $50 million
Above $50 million   13%    13% of incremental    $3.75 million plus
                           amount in excess of   13% of incremental
                           $50 million           amount in excess of
                                                 $50 million

    The Compensation Committee believes that, upon approval of the Plan by the stockholders and certification by the Committee that performance goals and any other material terms have been satisfied, compensation paid under the Plan will be tax deductible. The approval of the Plan by the stockholders and the previously mentioned certification by the Compensation Committee will be conditions to the receipt by Participants of any payments under the Plan.

PAYMENTS UNDER THE PLAN

    The actual amounts that will be paid to Participants under the Plan for 1994 performance are not currently determinable, as such amounts will depend upon the Company's results of operations and the Compensation Committee's determination of the share of the Maximum Cumulative Incentive Amount to be paid to each Participant (subject to the maximum percentage allocations established by the Compensation Committee in February 1994.) Similarly, since the Plan was not in effect for 1993 and the Compensation Committee's consideration of each Participant's compensation from base salary and incentive pools for the year was completed without regard to any amounts which might be allocated under the Plan, it is not possible to determine the amounts under the Plan which would have been received by the Participants had the Plan been in effect for such year.

    THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE MANAGEMENT COMPENSATION PLAN.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information, as of March 11, 1994 with respect to the beneficial ownership of the Company's Common Stock by each person who is known by the Company to own more than 5% of the outstanding shares of Common Stock, by each director and nominee for election as a director of the Company, by the Company's Chief Executive Officer, by the other four most highly compensated executive officers in 1993, and by all directors and executive officers as a group:

NAME OF                       AMOUNT AND NATURE OF     PERCENT
BENEFICIAL OWNER               BENEFICIAL OWNERSHIP    OF CLASS
- ----------------------------- ------------------------ --------
Peter R. Kellogg ............    1,549,000 (1)          10.0%
  115 Broadway
  New York, New York 10006
FMR Corp. ...................      782,100 (2)           5.1
  82 Devonshire Street
  Boston, Massachusetts 02109
Benjamin H. Griswold IV .....      407,034 (3) (4) (5)   2.6
A. B. Krongard ..............      271,070 (3) (5)       1.8
Donald B. Hebb, Jr ..........      218,272 (3) (5)       1.4
Timothy T. Weglicki .........      171,602 (3) (5) (6)   1.1
Mayo A. Shattuck III ........      123,068 (3) (5) (7)    *
Bruce H. Brandaleone ........       88,973 (3) (5)        *
Andr~e W. Brewster ..........       47,399 (5) (8)        *
W. Gar Richlin ..............       34,939 (3) (5)        *
Frank E. Richardson .........       27,334 (5)            *
Lee A. Ault III .............       17,638 (5)            *
Thomas C. Barry .............       11,334 (5)            *
Steven Muller ...............        6,334 (5) (9)        *
David M. Norman .............        4,238 (5)            *
All directors and executive .    1,914,298 (3) (5)       12.4
officers as a group (21
persons)
- ---------------------------------------------------------------
    *Indicates less than 1% beneficial ownership

(1) All information pertaining to Peter R. Kellogg and the number of shares owned by Mr. Kellogg is based upon a Form 3 dated August 24, 1992 which was provided to the Company by Mr. Kellogg and which reported information as of August 15, 1992. According to that Form 3, Mr. Kellogg owns 741,500 shares directly and 700,000 shares indirectly through a corporation which he owns. In addition, members of his immediate family own 107,500 shares.

(2) All information pertaining to FMR Corp. and the number of shares owned by it is based upon Amendment No. 1 to Schedule 13G which reported information as of February 11, 1994.

(3)Managing Directors and Principals of Alex. Brown & Sons Incorporated and certain other persons are parties to the Company's First Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement") and as of the record date hold in the aggregate approximately 4,075,237 shares of the Company's Common Stock under the Stockholders' Agreement. The parties to the Stockholders' Agreement are required to vote their shares of the Company's Common Stock in accordance with the vote of the holders of a majority of the shares subject to the Stockholders' Agreement. Subject to certain limitations, parties to the Stockholders' Agreement retain dispositive control of stock held subject to the terms of the Stockholders' Agreement. The share number listed in the table excludes shares (other than those of the designated individual or of those individuals included under "All directors and executive officers as a group") subject to the Stockholders' Agreement.

(4)Included is an aggregate of 59,292 shares held in seven trusts of which Mr. Griswold is a trustee for the benefit of certain family members. Mr. Griswold disclaims beneficial ownership of such shares.

(5)Beneficial ownership shown for the following individuals and group also includes the indicated number of shares of Common Stock that may be purchased within the next sixty days upon the exercise of Stock Options as well as shares of Common Stock which may be received upon conversion of debentures within the next sixty days: Mr. Griswold--Options for 2,861 shares of Common Stock and debentures convertible into 12,478 shares of Common Stock; Mr. Krongard--debentures convertible into 24,957 shares of
   Common Stock; Mr. Hebb--Options for 2,861 shares of Common Stock and debentures convertible into 21,071 shares of Common Stock; Mr. Weglicki--Options for 5,266 shares of Common Stock and debentures convertible into 9,643 shares of Common Stock; Mr. Shattuck--Options for 24,480 shares of Common Stock and debentures convertible into 7,160 shares of Common Stock; Mr. Brandaleone--Options for 18,136 shares of Common Stock and debentures convertible into 14,854 shares of Common Stock; Mr. Brewster--Options for 4,500 shares of Common Stock; Mr. Richlin--Options for 3,250 shares of Common Stock and debentures convertible into 9,638 shares of Common Stock; Mr. Richardson--Options for 4,500 shares of Common Stock; Mr. Ault--Options for 3,000 shares of Common Stock; Mr. Barry--Options for 4,500 shares of Common Stock; Dr. Muller--Options for 4,500 shares of Common Stock; Mr. Norman--Options for 3,000 shares of Common Stock; and all other executive officers as a group--Options for 133,356 shares of Common Stock and debentures convertible into 125,806 shares of Common Stock.

(6)In a Form 5 dated May 21, 1993, Mr. Weglicki reported that on October 15, 1991, his wife acquired 2,308 shares of Common Stock upon the exercise of stock options, which acquisition was not previously reported on a Form 4 or 5.

(7)In a Form 5 dated March 8, 1994, Mr. Shattuck corrected information reflected in a Form 4 filed in January, 1992. Mr. Shattuck previously reported ownership of debentures convertible into 16,275 shares of Common Stock; the correct number was 14,314 shares of Common Stock.

(8)Included are 16,065 shares owned by a trust of which Mr. Brewster is a co-trustee. Mr. Brewster disclaims beneficial ownership of these shares.

(9)In a Form 5 dated March 9, 1994, Dr. Muller reported the sale of 300 shares of Common Stock on December 21, 1993. The shares were sold on behalf of a trust in which Dr. Muller was a beneficiary. Dr. Muller was not aware of the sale at the time it occurred.

                            EXECUTIVE COMPENSATION
                            AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows, for the prior three fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for 1993 in all capacities in which they served:


                        SUMMARY COMPENSATION TABLE (1)

- -----------------------------------------------------------------------------------------------------------------------------
                             ANNUAL COMPENSATION                                     LONG-TERM COMPENSATION
- ------------------------------------------------------------------------------ ----------------------------------
                                                                                        AWARDS           PAYOUTS
                                                                               ------------------------ ---------
              (A)                  (B)        (C)         (D)          (E)         (F)         (G)         (H)        (I)
                                                                      OTHER
                                                                     ANNUAL    RESTRICTED   SECURITIES             ALL OTHER
                                                                     COMPEN-      STOCK     UNDERLYING    LTIP      COMPEN-
                                            SALARY       BONUS       SATION     AWARD(S)     OPTIONS     PAYOUTS    SATION
NAME AND PRINCIPAL POSITION       YEAR        ($)         ($)        ($)(5)      ($)(2)        (#)       ($)(3)    ($)(4)(5)
- -----------------------------------------------------------------------------------------------------------------------------
A. B. Krongard                    1993      200,000      2,723,354      0                0            0   114,685     208,713
Vice Chairman &                   1992      200,000      1,613,676      0                0            0         0       6,647
Chief Executive Officer           1991      200,000      1,250,000     --          122,579       50,000         0          --
Mayo A. Shattuck III              1993      200,000      2,329,826      0                0            0    32,902     158,674
President &                       1992      200,000      1,320,026      0                0            0         0      18,085
Chief Operating Officer           1991      200,000      1,000,000     --           98,048       50,000         0          --
Timothy T. Weglicki               1993      200,000      1,421,897      0                0            0    44,313       8,697
Managing Director,                1992      200,000        714,734      0                0        4,000         0       6,647
Alex. Brown & Sons Incorporated   1991      200,000        800,000     --           61,277       10,000         0          --
W. Gar Richlin                    1993      200,000      1,220,132      0                0            0    44,290      96,485
Managing Director,                1992      200,000        689,513      0                0        7,500         0       4,465
Alex. Brown & Sons Incorporated   1991      200,000        550,000     --           24,531        5,000         0          --
Bruce H. Brandaleone              1993      200,000      1,169,691      0                0            0    68,259       8,781
Managing Director,                1992      200,000        714,734      0                0        5,000         0       4,465
Alex. Brown & Sons Incorporated   1991      200,000        750,000     --           49,011       10,000         0          --
- -----------------------------------------------------------------------------------------------------------------------------

NOTES:
(1) Cash compensation and equity awards are reported for the year in which earned, regardless of when paid or granted.
(2) Restricted stock awards shown in the above table are valued at market price on award date. The total number of unvested shares of restricted stock and the value of these shares at year-end 1993 were as follows: Mr. Krongard held 4,807, shares, valued at $119,574; Mr. Shattuck held 4,245 shares, valued at $105,594; Mr. Weglicki held 2,803 shares, valued at $69,725; Mr. Richlin held 1,162 shares valued at $28,905; and Mr. Brandaleone held 1,922 shares, valued at $47,810. Dividends are paid on vested and unvested restricted stock.
(3) Consists of loan forgiveness (and related interest forgiven) on one-half of loans to purchase 1990 debentures based upon achievement of ROE objectives in years 1991\-1993.
(4) Consists of the Company's matching contributions to its 401(k) Plan and Profit Sharing Plan (Mr. Krongard--$8,559; Mr. Shattuck--$8,559; Mr. Weglicki--$8,559; Mr. Richlin--$6,311; and Mr. Bandaleone--$8,559), as well as forgiveness in 1993 of a portion of loans made pursuant to the purchase of securities pursuant to the Equity Partnership Plan (Mr. Krongard--$200,000; Mr. Shattuck--$150,000; and Mr. Richlin--$90,000) and
    the "current dollar value" of the benefit from split dollar life insurance premiums paid by the Company (Mr. Krongard--$154; Mr. Shattuck--$115; Mr. Weglicki--$136; Mr. Richlin--$174; and Mr. Bandaleone--$222.)
(5) Amounts of Other Annual Compensation and All Other Compensation are excluded for 1991 in accordance with transitional provisions set forth in the proxy rules of the Securities and Exchange Commission.

OPTION EXERCISES

    The following table sets forth information with respect to the exercise of options during the last fiscal year by the Chief Executive Officer and the other four most highly compensated executive officers of the Company for 1993, as well as information concerning unexercised options held by those individuals at the end of 1993:

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUE

- ----------------------------------------------------------------------------------------------------
         (A)              (B)         (C)                 (D)                        (E)
                                                  NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                        SHARES                   UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                      ACQUIRED ON    VALUE      OPTIONS AT FY-END (#)(1)        AT FY-END ($)
                       EXERCISE     REALIZED   -------------------------- --------------------------
        NAME              (#)         ($)      EXERCISABLE  UNEXERCISABLE EXERCISABLE  UNEXERCISABLE
- ----------------------------------------------------------------------------------------------------
A. B. Krongard          16,861      162,499         0          39,722          0          343,848
Mayo A. Shattuck III       0           0          29,480       41,960       270,985       375,345
Timothy T. Weglicki     19,000      277,650       4,666        22,334          0          201,025
W. Gar Richlin          14,537      238,418       3,250        15,608          0          100,612
Bruce H. Brandaleone     4,000       53,400       16,436       21,570       186,499       178,374
- ----------------------------------------------------------------------------------------------------

NOTE:
(1) Equity awards relate to the year in which earned, regardless of when granted.

LONG-TERM INCENTIVE PLANS

    The following table provides information concerning awards made to the Chief Executive Officer and the other four most highly compensated executive officers of the Company for 1993 under the Company's Long-Term Incentive Plan:

           LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR (1)

- ------------------------------------------------------------------------------------------------
           (A)                   (B)              (C)               (D)       (E)      (F)

                              NUMBER OF      PERFORMANCE OR    ESTIMATED FUTURE PAYOUTS UNDER
                            SHARES, UNITS     OTHER PERIOD       NON-STOCK PRICE BASED PLANS
                               OR OTHER          UNTIL       -----------------------------------
                                RIGHTS         MATURATION     THRESHOLD
           NAME                  (#)           OR PAYOUT     ($ OR #)(3)
- ------------------------------------------------------------------------------------------------
A. B. Krongard                    NA            6 years          NA       $950,000       NA
Mayo A. Shattuck III              NA            6 years          NA       $750,000       NA
Timothy T. Weglicki               NA            6 years          NA       $200,000       NA
W. Gar Richlin                    NA            6 years          NA       $250,000       NA
Bruce H. Brandaleone              NA            6 years          NA       $200,000       NA
- ------------------------------------------------------------------------------------------------

NOTES:
(1) Awards relate to the year in which earned, regardless of when granted.
(2) 1993 debentures were purchased by executives in January 1994. The debentures bear interest at 5 3/8% per year and mature in June, 2000. The debentures are convertible into the Company's Common Stock at a price of $28.63 per share beginning in January, 1997; this conversion feature will vest to the employee if he is an employee in January, 1997. To finance such purchases, the Company loaned executives an amount equal to the debentures' purchase price which amount is set forth in column (e) above. The interest charged on the loan is 5 3/8% per year.
(3) The Company has agreed to forgive one-sixth of the loan at the end of each of the three years from 1994 through 1996, if the Company's ROE exceeds an annual target of 15% which has been set by the Compensation Committee for the three-year period ending December 31, 1996 or one-half of the loan if the Company's ROE exceeds a cumulative target of 17% for that three-year period. Annual and cumulative loan forgiveness targets for 1997\-1999 for the remaining one-half of the original loan balance will be set by the Compensation Committee in late 1996 or early 1997.

STOCK PERFORMANCE CHART

    The following chart and table compare the five year cumulative total return on shares of the Company's Common Stock against the cumulative total return of the S&P 500 Stock Index and the cumulative total return of certain comparable publicly traded investment banking companies. The investment banking companies used for comparison purposes below include publicly traded companies which have market capitalization generally in excess of $100 million and which operate in areas of the securities industry similar to those of the Company. The chart and table assume that $100 was invested on 12/31/88 in the Company's Common Stock, the comparable publicly traded investment banking companies and the S&P 500, and that all dividends were reinvested over the 5 year period.

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN OF
                ALEX. BROWN VS. COMPARABLE INVESTMENT BANKING
                            COMPANIES AND S&P 500

                            COMPARABLE INVESTMENT
ALEX. BROWN                    BANKING COMPANIES (1)                   S&P 500
  ------                             -------                             ----

(1) Comparable Investment Banking Companies include:
The Advest Group, Inc.            Morgan Stanley Group Inc.
The Bear Stearns Companies Inc.   Paine Webber Group Inc.
A. G. Edwards, Inc.               Piper Jaffray Companies
Inter-Regional Financial Group    Raymond James Financial, Inc.
Legg Mason, Inc.                  Salomon Inc.
Merrill Lynch & Co., Inc.

                     COMPARABLE INVESTMENT
         ALEX. BROWN   BANKING COMPANIES     S&P 500
         ----------- --------------------- -----------
1988         100              100              100
1989        105.2            111.4            131.6
1990        84.1             102.4            127.5
1991        230.2            221.9            166.2
1992        209.6            230.6            178.8
1993        266.5            305.7            196.7

                        COMPENSATION COMMITTEE REPORT
                          ON EXECUTIVE COMPENSATION

    The following report is submitted by the Compensation Committee of the Board (the "Committee"),of which all members are outside directors. This report, as well as other Committee reports and decisions, have been reviewed by the Board. The report addresses the Company's compensation policies for 1993, generally addresses the rationale for the compensation of the five executive officers who for 1993 were the Company's five most highly paid executives (collectively, the "Senior Executives"), and specifically reviews the basis for the compensation of the Chief Executive Officer ("CEO.") The Committee determined compensation for Mr. Krongard and accepted Mr. Krongard's recommendations regarding the compensation of the other Senior Executives.

GENERAL

    The Company's compensation plans are intended to reward the accomplishment of specific objectives that have been designed to result in the creation of stockholder value. Incentive plans provide the opportunity for employees at all levels to earn competitive rates of total compensation by reaching goals expressed in financial and strategic terms.

    Cash compensation is heavily based on performance. As a general matter, base salaries for executive officers are $200,000 per annum, and the base salary for each of the Senior Executives was $200,000 in 1993. For executive officers, a substantial portion of aggregate cash compensation is at risk and is based on return on stockholders' equity, other financial and operating results measured against predetermined objectives and a subjective evaluation of individual contribution to overall results.

    Since the Committee believes that compensation for executive officers should be closely aligned to stockholder interests, the Company has adopted several forms of incentive compensation based on stock ownership and appreciation.

INCENTIVE BONUSES

    The Company's annual incentive bonuses for its executive officers, including bonuses paid to Senior Executives as reported in column (d) of the Summary Compensation Table, are based on both objective and subjective performance criteria and typically constitute a substantial portion of an individual's total compensation. Objective criteria include actual versus target operating performance and performance versus specific financial and strategic objectives for both the Company as a whole and the executive's operating unit. Subjective criteria encompass evaluation of the executive's initiative, ability, attitude and contribution to overall unit and corporate performance.

EQUITY COMPENSATION PLAN

    In 1992 the Committee instituted the Company's Equity Compensation Plan whereby 10% of total earned cash compensation above a specified amount was withheld from the compensation of Managing Directors of Alex. Brown & Sons Incorporated ("Alex. Brown.") Fifty percent of the withheld amount is paid in the Company's Common Stock (calculated at a 15% discount from market), and the individual is allowed to invest the remaining 50% of the withheld amount either in additional shares of the Company's Common Stock at market or in certain investment vehicles sponsored by the Company. The stock and investments are not available to the individual for three years (five years in the event the individual leaves the Company). In 1993 participation in the Equity Compensation Plan was expanded to include Managing Directors and Principals of Alex. Brown, and $8,728,714 of cash compensation was withheld on a tax deferred basis pursuant to the Equity Compensation Plan and replaced by shares of the Company's Common Stock and investments in Company-sponsored investment vehicles.

    The Committee believes that the increase in stock ownership pursuant to the Equity Compensation Plan is beneficial in aligning management's and stockholders' interests and, over the long-term, increasing stockholder value.

EQUITY INCENTIVE PLAN

    The other long-term incentive components of executive officers' 1993 compensation arose under the Company's 1991 Equity Incentive Plan. Awards of stock options and rights to purchase securities under the 1991 Equity Incentive Plan are designed to promote the identity of long-term interests between the Company's key employees and its stockholders.

    At the end of 1993, options were issued at a 25% premium over the average stock price for the 30 days prior to the award date. The options have a ten-year term and vest pro-rata over the first six years. Options are granted annually and are awarded to new Managing Directors, Principals and Vice Presidents of Alex. Brown in share amounts which in 1993 were approximately the same as in the past several years. Awards other than to newly promoted officers are made on a subjective basis. None of the Senior Executives received options in 1993.

    At the end of 1993, executive officers were awarded the right to buy a total of $3,975,000 of 5 3/8% Convertible Subordinated Debentures, including $2,350,000 for the Senior Executives. The debentures are convertible into Common Stock at $28.83 per share, a 15% premium over the average stock price for the 30 days prior to the award date, after vesting at the end of a three-year period. The purchase of the debentures was financed by loans which the Company granted to the recipients at an annual interest rate of 5 3/8%. These loans are subject to forgiveness over a six-year period based upon annual or cumulative return on stockholders' equity objectives which are set by the Committee every three years. In determining the amount of debentures to be purchased by executive officers, the Committee reviewed such amount relative to cash compensation for each executive officer, although no specific percentage relationships were employed. In general, the Committee's policies call for the amount of convertible debentures sold to the CEO and other executive officers to be significant relative to their total compensation, although no specific percentage relationships are utilized. The CEO establishes the amounts to be purchased by the other executive officers, subject to the review and approval of the Committee.

    During 1993, pursuant to the Equity Partnership Plan, the Company also sold 544,000 shares of Common Stock and $25,080,000 of 5.32% Convertible Subordinated Debentures at market to certain Managing Directors and Principals of Alex. Brown, including 145,200 shares and $3,448,500 of debentures to the Senior Executives. The sale of the debentures, which are convertible into 1,056,000 shares of Common Stock, was made under an amendment to the 1991 Equity Incentive Plan which is subject to approval by stockholders. The sale price of the Common Stock and the conversion price of the debentures was $23.75, the market price of the Common Stock at the time the sale was made. The debentures are convertible into Common Stock in stages beginning in 1997, and conversion is contingent upon continued employment by the Company. The purchases of both securities were financed by recourse loans from the Company. The Company may forgive a portion of the principal amount of such loans provided that the aggregate amount of loan forgiveness shall not exceed 15.6% of the initial principal amount of such loans. In 1993, the Company forgave 8.4% of the initial principal amount of such loans. The timing and extent of any future loan forgiveness will be at the discretion of the Committee, based on Company and individual performance.

OTHER COMPENSATION PLANS

    At various times in the past, the Company has adopted certain employee benefit plans in which executive officers are permitted to participate on the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. The Company provides 401(k) matching contributions and contributions to a profit sharing plan in amounts determined annually based upon Company performance. In 1993 these amounts totalled 4% of the salaries of the Senior Executives. Managing Directors of Alex. Brown, including the Senior Executives, and Non-Employee Directors of the Company also participate in split dollar life insurance arrangements.

MR. KRONGARD'S 1993 COMPENSATION

    Mr. Krongard's annual and long-term incentive compensation was earned under the same plans available to executive officers and other key employees, with annual bonus and long-term incentive compensation based predominantly on the Company's return on stockholders' equity and other financial ratios, operating results and achievement of specified goals.

    In early 1993, the Board accepted the Company's three-year plan which set the Company's financial and operating objectives for 1993\-1995. In turn, the Committee, in conjunction with the Board's Organization Committee, approved specific standards, goals and objectives for Mr. Krongard.

    In establishing Mr. Krongard's 1993 annual compensation and long-term incentives, the Committee reviewed his performance relative to the standards, goals and objectives established early in the year although no formal or absolute weighting of these factors was utilized. Specifically, in determining Mr. Krongard's compensation for 1993, the factors considered by the Committee included the following:

    * 1993 was the third consecutive record year for the Company in terms of both revenues and net income;
    * Book value per share increased to $22.51, a 25% increase from the prior year;
    * Return on average equity for the year was 28.8%, compared to 23.6% in the prior year;
    * Pre-tax income as a percentage of revenues was 23.6%, compared to 20.9% in the prior year; and
    * Strategic extensions of the Company's business were achieved.

    Pursuant to the previously described Equity Compensation Plan, Mr. Krongard had $265,000 withheld from his cash compensation for investment in the Company's Common Stock and certain Company-sponsored investment vehicles.

PROPOSED MANAGEMENT COMPENSATION PLAN

    The Committee has recommended to the Board and the Board has submitted to the stockholders for approval a Management Compensation Plan (see page 7 of this Proxy Statement). The Committee believes that compensation paid pursuant to the Management Compensation Plan will be tax deductible pursuant to section 162(m) of the Internal Revenue Code. In structuring the Management Compensation Plan and determining compensation thereunder, the primary consideration will be achievement of the Company's strategic goals, taking into consideration competitive practices, market conditions and other factors. To the extent that fulfilling these goals is consistent with obtaining tax deductions, the Company is committed to making compensation awards that will qualify for tax deductions.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY'S BOARD OF DIRECTORS:

Thomas C. Barry, Chairman            Lee A. Ault III           David M. Norman

                             CERTAIN TRANSACTIONS

NAME AGREEMENT

    In an agreement made as of December 22, 1993, Benjamin H. Griswold IV, the Chairman of the Board, and Jack S. Griswold, his brother, who together controlled the use of the name "Alex. Brown" (the "Name"), agreed to sell to the Company all right, title and interest in and to the Name for $10,500,000 (the "Purchase Price"). That agreement was consummated on January 3, 1994. The Purchase Price will be amortized for accounting purposes as an expense of the Company over 40 years.

    Previously, the Messrs. Griswold had granted to the Company the right to use the Name pursuant to Use of Name Agreements dated February 28, 1986 and March 21, 1991. The Purchase Price was negotiated between representatives of the Company on the one hand and of the Messrs. Griswold on the other, and was thereafter approved by the Board. In approving the transaction, the Board considered such relevant factors as the tangible and intangible values associated with the Company's permanent identification with the Name, as well as the costs and competitive impact of changing the name of the Company.

REAL ESTATE LEASES

    The Company leases approximately 15,000 square feet of office space at 135 East Baltimore Street in Baltimore, Maryland, from Brown Realty Limited Partnership, all but one of the owners of which are members of the family of Benjamin H. Griswold IV, the Chairman of the Board. The lease, which expires on March 31, 1997, calls for rental payments of $125,750 per year during the lease term. The lease is a net lease, and accordingly, the Company is responsible for all taxes, utilities, insurance and maintenance charges during the lease term. The Company believes that the lease terms are no less favorable than those which could have been obtained in arm's length dealings with an unaffiliated third party.

    The Company also leases approximately 36,000 square feet of office space at 119\-131 East Baltimore Street in Baltimore, Maryland from Alex. Brown Partners, a Maryland Limited Partnership, the partners of which include certain directors of the Company and other Managing Directors and Principals of Alex. Brown. The lease, which expires on March 31, 1997, calls for rental payments of $262,500 per year during the lease term. The lease is a net lease, and accordingly, the Company is responsible for all taxes, utilities, insurance and maintenance charges during the lease term. The Company believes that the lease terms are no less favorable than those which could have been obtained in arm's length dealings with an unaffiliated third party.

MARGIN ACCOUNTS

    Certain directors and executive officers maintain margin accounts with the Company. Such extensions of credit have been made in the ordinary course of the Company's business and are on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

PROFESSIONAL SERVICES

    Andr~e Brewster, a member of the Board, is a partner in the law firm of Piper & Marbury, which from time to time performed legal services for the Company in 1993.

EMPLOYMENT AGREEMENTS

    During 1991, the Company entered into employment agreements with Messrs. Shattuck and Hebb which provided for their employment until December 31, 1993. Mr. Shattuck's agreement provided for certain minimum compensation during the employment period as well as for reimbursement of expenses related to his relocation to Baltimore. Both agreements provided for certain benefits in the event either Mr. Shattuck or Mr. Hebb had ceased employment during the employment period.

    During 1993, the Company entered into an employment agreement with Mr. Griswold which provides for his employment until December 31, 1996. Under his agreement, Mr. Griswold will be compensated during the employment period at an annual rate which shall be determined by the Compensation Committee of the Board but shall not be less than $500,000. If Mr. Griswold ceases to be employed by the Company during the employment period for any reason other than the termination of his employment for cause and is not in breach of his agreement, the Company has agreed to immediately vest and extend the term of all outstanding stock options or other similar employment related benefits held by Mr. Griswold. The agreement further provides that in connection with the annual meeting of stockholders for 1994, 1995 and 1996, the Board will nominate Mr. Griswold for election as a director of the Company. Additionally, Mr. Griswold may not engage in any activity competitive with the business of the Company during the employment period.

EMPLOYEE PARTICIPATION IN PRIVATE INVESTMENTS

    In connection with the establishment and management of certain private investments and investment funds, certain key employees, including Senior Executives, receive interests in the appreciation of investment assets, including merchant banking investments. These interests generally have little or no value at the time of grant and, accordingly, do not result in compensation expense to the Company. The ultimate amount, if any, received by such participants will depend on the performance of the particular investments. Certain key employees, including Senior Executives, may also receive interests in any gains realized on certain equity instruments received in connection with the Company's investment banking activities.

                         OTHER PERTINENT INFORMATION

ACCOUNTING MATTERS

    KPMG Peat Marwick ("KPMG") has served as auditor for the Company and its predecessors since 1977 and has been selected by the Board to continue as the Company's auditor for the next fiscal year. The audit services rendered by KPMG for the fiscal year ended December 31, 1993 included: audit of the financial statements of the Company, review of unaudited quarterly financial information, consultation in connection with the preparation of the annual report to stockholders and the filing of the Annual Report on Form 10\-K with the Securities and Exchange Commission and consultation with, and assistance to, Company personnel on accounting and related matters.

    Representatives of KPMG will attend the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by stockholders.

STOCKHOLDER PROPOSALS

    The Company provides all stockholders with the opportunity, under certain circumstances, to participate in the governance of the Company by submitting proposals that they believe merit consideration at the next annual meeting of stockholders, to be held in April 1995. Stockholders may also submit the names of individuals that they wish to be considered by the Organization Committee of the Board as nominees for directors. To enable management to analyze and respond adequately to proposals and to prepare appropriate proposals for presentation in the Company's Proxy Statement for the next annual meeting of stockholders, any such proposal must be received by the Company no later than November 25, 1994, and should be addressed to the attention of its Secretary at its principal place of business in Baltimore, Maryland.

OTHER MATTERS

    Management is not aware of any other matters that may be brought before the meeting. If any matters properly come before the meeting, the persons named in the proxy will vote in accordance with their judgment as to the best interests of the Company with respect to such matters.

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


                                                                     EXHIBIT A

                           ALEX. BROWN INCORPORATED

                          1991 EQUITY INCENTIVE PLAN

Section 1.  Purpose

    The purpose of the Alex. Brown Incorporated 1991 Equity Incentive Plan (the "Plan") is to attract and retain key employees, to provide an incentive for them to assist the Company achieve long-range performance goals, and to enable such key employees to participate in the long-term growth of the Company.

Section 2.  Definitions

    "Affiliate" means any business entity in which the Company owns directly or indirectly 50% or more of the total combined voting power or has a significant financial interest as determined by the Committee.

    "Award" means any Option, Stock Appreciation Right, Performance Share, Restricted Stock, Other Stock-Based Award or Stock Unit awarded under the Plan.

    "Board" means the Board of Directors of the Company.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time and any successor to such Code.

    "Committee" means a committee of not less than three members of the Board appointed by the Board to administer the Plan, each of whom is a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, or any successor provision, as applicable to the Plan at the time of determination.

    "Common Stock" or "Stock" means the Common Stock, $.10 par value, of the Company.

    "Company" means Alex. Brown Incorporated.

    "Designated Beneficiary" means the beneficiary designated by a Participant, in a manner and to the extent determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant's death. In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

    "Fair Market Value" means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

    "Incentive Stock Option" means an option to purchase shares of Common Stock awarded to a Participant under Section 6 which is intended to meet the requirements of Section 422 of the Code or any successor provision.

    "Nonstatutory Stock Option" means an option to purchase shares of Common Stock awarded to a Participant under Section 6 which is not intended to be an Incentive Stock Option.

    "Option" means an Incentive Stock Option or a Nonstatutory Stock Option.

    "Other   Stock-Based  Award"  means  Awards,  other  than  Options,  Stock
Appreciation Rights, Performance Shares, Restricted Stock or Stock Units, having a Common Stock element and awarded to a Participant under Section 10.

    "Participant" means a person selected by the Committee to receive an Award under the Plan.

    "Performance Cycle" or "Cycle" means the period of time selected by the Committee during which performance is measured for the purpose of determining the extent to which an award of Performance Shares, or any other Award requiring measurement of performance, has been earned.

    "Performance Shares" mean shares of Common Stock which may be earned by the achievement of performance goals awarded to a Participant under Section 8.

    "Reporting Person" means a person subject to Section 16 of the Securities Exchange Act of 1934 or any successor provision.

    "Restricted Period" means the period during which any Award may be forfeited to the Company pursuant to the terms and conditions of such Award.

    "Restricted Stock" means shares of Common Stock subject to forfeiture awarded to a Participant under Section 9.

    "Stock Appreciation Right" or "SAR" means a right to receive any excess in value of shares of Common Stock over the exercise price awarded to a Participant under Section 7.

    "Stock Unit" means an award of Common Stock or units that are valued in whole or in part by reference to, or otherwise based on, the value of Common Stock, awarded to a Participant under Section 11.

Section 3.  Administration

    The Plan shall be administered by the Committee. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions of the Plan. The Committee's decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for the group and a maximum for any one Participant.

Section 4.  Eligibility

    All employees of the Company or any Affiliate capable, in the sole judgment of the Committee, of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan. Incentive Stock Options may be awarded only to persons eligible to receive such Options under the Code.

Section 5.  Stock Available for Awards

    (a) Subject to adjustment under subsection (b), Awards may be made under the Plan in each calendar year during any part of which the Plan is effective in respect of a maximum of seven and one-half percent (7.5%) of the total shares of Common Stock outstanding on the first day of such year, provided that the maximum number of shares of Common Stock in respect of which Awards may be granted for 1991 is 350,000. If any Award in respect of shares of Common Stock expires or is terminated unexercised or is forfeited for any reason or settled in a manner that results in fewer shares outstanding than were initially awarded, including without limitation the surrender of shares in payment of the Award or any tax obligation thereon, the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, shall again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from any acquired company shall not reduce the shares available for Awards under the Plan.

    (b) In the event that the Committee determines that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee, subject, in the case of Incentive Stock Options, to any limitation required under the Code, shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the award, exercise or conversion price with respect to any of the foregoing, and if considered appropriate, the Committee may make provisions for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

    (c) Notwithstanding any other provision of the Plan, no more than 1,000,000 shares of Common Stock shall be cumulatively available for the award of Incentive Stock Options; provided that to the extent an Incentive Stock Option expires or is terminated unexercised or is forfeited for any reason the shares which were subject to such Option may again be awarded as Incentive Stock Options.

Section 6.  Stock Options

    (a)  Subject  to  the  provisions  of  the  Plan,  the Committee may award
Incentive Stock Options and Nonstatutory Stock Options and determine the number of shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422 of the Code, or any successor provision, and any regulations thereunder.

    (b) The Committee shall establish the option price at the time each Option is awarded, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of award with respect to Incentive Stock Options and not less than 50% of the Fair Market Value of the Common Stock on the date of award with respect to Nonstatutory Stock Options.

    (c) Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable Award or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

    (d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the award of the Option, by delivery of a note or shares of Common Stock owned by the optionee, including Restricted Stock valued at its Fair Market Value on the date of delivery, or such other lawful consideration as the Committee may determine.

    (e) The Committee may provide for the automatic award of an Option upon the delivery of shares to the Company in payment of an Option for up to the number of shares so delivered.

Section 7.  Stock Appreciation Rights

    (a) Subject to the provisions of the Plan, the Committee may award SARs in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the tandem Option is exercised. SARs shall have an exercise price of not less than 50% of the Fair Market Value of the Common Stock on the date of award, or in the case of SARs in tandem with Options, the exercise price of the related Option.

    (b) An SAR related to an Option which can only be exercised during limited periods following a change in control of the Company, may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the change in control or paid during the thirty-day period immediately preceding the occurrence of the change in control in any transaction reported in the market in which the Common Stock is normally traded.

Section 8.  Performance Shares

    (a)  Subject  to  the  provisions  of  the  Plan,  the Committee may award
Performance Shares and determine the number of such shares for each Performance Cycle and the duration of each Performance Cycle. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. The payment value of Performance Shares shall be equal to the Fair Market Value of the Common Stock on the date the Performance Shares are earned or, in the discretion of the Committee, on the date the Committee determines that the Performance Shares have been earned.

    (b) The Committee shall establish performance goals for each Cycle, for the purposes of determining the extent to which Performance Shares awarded for such Cycle are earned and of accomplishing such objectives as the Committee may from time to time select. During any Cycle, the Committee may adjust the performance goals for such Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

    (c) As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Shares which have been earned on the basis of performance in relation to the established performance goals. The payment values of earned Performance shares shall be distributed to the Participant or, if the Participant has died, to the Participant's Designated Beneficiary, as soon as practicable thereafter. The Committee shall determine, at or after the time of award, whether payment values will be settled in whole or in part in cash or other property, including Common Stock or Awards.

Section 9.  Restricted Stock

    (a) Subject to the provisions of the Plan, the Committee may award shares of Restricted Stock and determine the duration of the Restricted Period, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock shall be issued for no cash consideration or such minimum consideration as may be required by applicable law.

    (b) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or if the Participant has died, to the Participant's Designated Beneficiary.

Section 10.  Other Stock-Based Awards

    (a) Subject to the provisions of the Plan, the Committee may make other awards of Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock, including, without limitation, convertible preferred stock, convertible debentures, exchangeable securities and Common Stock awards or options. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with Options, SARs, Performance Shares, Restricted Stock or Stock Units granted under the Plan and/or cash awards made outside of the Plan.

    (b) The Committee may establish performance goals, which may be based on performance goals related to book value, subsidiary performance or such other criteria as the Committee may establish, Restricted Periods, Performance Cycles, conversion prices (provided no conversion price shall be less than 50% of the Fair Market Value of the Common Stock on the date of award of any Other Stock-Based Award), maturities and security, if any, for any Other Stock-Based Award. Other Stock-Based Awards may be sold to Participants at the face value thereof or any discount therefrom (up to 50%) or awarded for no consideration or minimum consideration as may be required by applicable law.

Section 11.  Stock Units

    (a) Subject to the provisions of the Plan, the Committee may award Stock Units subject to such terms, restrictions, conditions, performance goals, Restricted Periods, vesting requirements and payment rules as the Committee shall determine.

    (b) Shares of Common Stock awarded in connection with a Stock Unit Award shall be issued for no cash consideration or such minimum consideration as may be required by applicable law.

Section 12.  General Provisions Applicable to Awards

    (a) Transferability of Awards and Holding Period. No Participant shall have the right to assign any Award or the right to receive any Award or any other right or interest under the Plan, contingent or otherwise, or to cause or permit any encumbrance, pledge or charge of any nature to be imposed on any such Award or right to receive any Award or any such right or interest, other than by will or the laws of descent and distribution. Awards shall be exercisable or convertible (as the case may be) during the Participant's lifetime only by the Participant or the Participant's guardian or legal representative.

    (b) Documentation. Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

    (c) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other type of Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter.

    (d) Settlement. The Committee shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Committee may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on amounts denominated in Common Stock.

    (e) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

    (f) Termination of Employment. The Committee shall determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder.

    (g) Change in Control. In order to preserve a Participant's rights under an Award in the event of a change in control of the Company, the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable and in the best interests of the Company.

    (h) Loans. The Committee may authorize the making of loans or cash payments to Participants in connection with any Award under the Plan, which may be secured by any security, including Common Stock, underlying or related to such Award (provided that such Loan shall not exceed the Fair Market Value of the security subject to such Award), and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.

    (i) Withholding. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

    (j) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable laws.

    (k) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including, without limitation, substituting therefor another Award of the same or a different type, changing the option price, date of exercise or realization, modifying performance goals, Restricted Periods, Performance Cycles, or vesting requirements, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant's interest in the Award.

Section 13.  Miscellaneous

    (a) No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

    (b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

    (c) Effective Date. Subject to the approval of the shareholders of the Company, the Plan shall be effective as of January 10, 1991. Prior to such approval, Awards may be made under the Plan expressly subject to such approval.

    (d) Term of Plan. No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the date of stockholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date.

    (e) Applicability to Other Plans. Subject to stockholder approval of the Plan, no further stock options shall be granted under the Alex. Brown Incorporated 1986, 1987 and 1990 Stock Option Plans and no further restricted stock grants shall be made under the Alex. Brown Incorporated 1987 Restricted Stock Plan. Existing and outstanding stock options and restricted stock awards under such plans shall remain in effect pursuant to the terms of the agreements governing such options and grants and shall continue to be governed by such plans to the extent applicable.

    (f) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including any requirement for exemptive relief under Section 16(b) of the Securities Exchange Act of 1934, or any successor provision.

    (g) Governing Law. The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the State of Maryland.


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


                                                                     EXHIBIT B

FEDERAL INCOME TAX CONSEQUENCES OF THE ALEX. BROWN INCORPORATED 1991 EQUITY INCENTIVE PLAN AS PROPOSED TO BE AMENDED

    Incentive Stock Options. An optionee will not recognize taxable income upon the grant or exercise of an ISO under the 1991 Equity Incentive Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the transfer of such shares to the optionee, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss and (b) no deduction will be allowed to the Company for Federal income tax purposes. The exercise of ISOs will give rise to a positive adjustment to alternative minimum taxable income that may result in alternative minimum tax liability for the optionee. If an SAR is granted with respect to an outstanding ISO, the ISO may be disqualified and converted to a nonstatutory stock option.

    If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition") generally (a) the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount, subject to applicable withholding requirements. Any further gain realized will be taxed as short-term or long-term capital gain and will not result in any deduction by the Company. Special rules apply where the optionee is subject to Section 16(b) of the Exchange Act or where all or a portion of the exercise price of the ISO is paid by tendering shares of Common Stock. A disqualifying disposition will reverse the alternative minimum taxable income adjustment associated with the exercise of the ISO.

    Nonstatutory Stock Options. No income is recognized by the optionee at the time the option is granted. Generally, (a) at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount, subject to applicable withholding requirements, and (b) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held.

    Generally, persons subject to Section 16(b) of the Exchange Act are not taxed until the later of (i) six months after grant of the option or (ii) exercise of the option, with the excess of the fair market value of the stock at such time over the option price being taxed as ordinary income; the holding period for determining whether subsequent gain or loss will be a short-term or long-term capital gain or loss begins at the time of ordinary income recognition. However, if exercise occurs within six months of the date of grant of the option, an optionee may elect under Section 83(b) of the Code, within 30 days after exercise, to be taxed at the time of exercise, in which case his or her holding period for capital-gain purposes will begin upon exercise.

    Stock Appreciation Rights. A grantee will not recognize taxable income upon the grant of an SAR. On the exercise of an SAR, in general, (a) any cash received and the fair market value on the exercise date of any shares received will constitute ordinary income to the grantee at the time of exercise, and
(b) the Company will be entitled to deduct such amount, subject to applicable withholding requirements. If a grantee who is subject to the restrictions of
Section 16(b) of the Exchange Act receives shares by reason of the exercise of an SAR (other than SARs subject to certain limitations specified in Rule 16b-3 under the Exchange Act), compensation income is recognized at the time of the lapse of such restrictions (but no later than six months after exercise) with the amount measured by the fair market value of the shares at that time unless the grantee elects under Section 83(b) of the Code, within 30 days after exercise, to be taxed at the time of exercise.

    Performance Shares. The fair market value of any shares received as payment in respect of performance shares, less any amount paid by the grantee, will constitute ordinary income to the grantee in the year in which paid, and the Company will generally be entitled to deduct such amount, subject to applicable withholding requirements.

    Restricted Stock. A grantee normally will not recognize taxable income upon a grant of restricted stock, and the Company will not be entitled to a deduction, until termination of the restrictions. Upon termination of the restrictions, in general, (a) the grantee will recognize ordinary income in an amount equal to the fair market value of the shares at that time less any amount paid by the grantee, and (b) the Company will be entitled to deduct such amount, subject to applicable withholding requirements. However, if a grantee elects under Section 83(b) of the Code, within 30 days after receipt of the stock, the grantee's recognition of income and the Company's deduction is determined at the time the restricted stock is granted.

    Stock Units. In general, (a) the grantee must recognize ordinary income equal to the fair market value of the shares received in connection with a stock unit award, less any amount paid by the grantee, at the time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, and (b) the Company will be entitled to a deduction in the same amount and at the same time as the grantee recognizes income. However, a grantee may elect under Section 83(b) of the Code, within 30 days after receipt of the shares, to be taxed at the time of receipt of the shares, in which case the grantee's recognition of income and the Company's deduction is determined at the time the shares are received.

    Other Stock-Based Awards. In general, (a) the grantee must recognize ordinary income equal to the amount of any cash received and the fair market value of any shares or other property received in connection with other stock-based awards, less any amount paid by the grantee, at the time of receipt, in the case of cash, and, in the case of shares or other property, at the time that such shares or other property become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier, and (b) the Company will be entitled to a deduction in the same amount and at the same time that the grantee recognizes income. However, a grantee may elect under
Section 83(b) of the Code, within 30 days after receipt of the shares or other property, to be taxed at the time of receipt, in which case the grantee's recognition of income and the Company's deduction will be determined at the time the shares or other property are received.

    An employee will not recognize taxable income or loss upon the conversion of debentures into shares of the Company's Common Stock. The employee's tax basis in the shares will be equal to the tax basis of the debentures converted for such shares and the holding period of the shares will include the holding period of the debentures. The employee will have capital gain or loss upon the sale of the shares acquired pursuant to the conversion of the debentures. The Company will have no tax deduction relating to the conversion of debentures or any subsequent sale of the shares of the Company's Common Stock.

    Loan Forgiveness. An employee will have ordinary income upon forgiveness of a loan, or any portion thereof, and the Company will generally be entitled to a deduction equal to the income recognized by the employee, subject to applicable withholding requirements.



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


                           ALEX. BROWN INCORPORATED
                PROXY FOR 1994 ANNUAL MEETING OF STOCKHOLDERS

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby acknowledges receipt of the Annual Report to Stockholders and the Notice of Annual Meeting and Proxy Statement relating to the Annual Meeting of Stockholders of Alex. Brown Incorporated, called to convene on April 25, 1994, and hereby constitutes and appoints A. B. KRONGARD and MAYO A. SHATTUCK III, and either of them, the true and lawful attorneys and Proxies of the undersigned with full power of substitution to each, to vote all the shares of Common Stock of the corporation which the undersigned is entitled to vote at the said meeting and at any adjournment thereof in their discretion, on any matter which may properly come before this meeting and as follows:

The shares represented by this proxy are to be voted in accordance with the specific instructions above and, if no choice is indicated, are to be voted FOR the election ofthe nominees listed and FOR Proposal II and For Proposal III.

Please mark
your votes
as this
                             --------------------
                                 COMMON STOCK

Proposal I: ELECTION OF DIRECTORS; as nominated by the Board.
FOR all nominees     WITHHOLD     Lee A. Ault III, Thomas C.
listed at right   AUTHORITY for   Barry, Andr~e W. Brewster,
 (except those     all Nominees   Benjamin  H.  Griswold IV,
  named below)   listed at right  Donald B. Hebb, Jr., A. B.
                                  Kramgard,  Steven  Muller,
                                  David  M. Norman, Frank E.
                                  Richardson   and  Mayo  A.
                                  Shattuck III.


(Instruction: To withhold authority to vote for any individual nominee write that nominee's name on the line below.)


- ------------------------------------------------------------


Proposal II.  To approve amendment of the  FOR     AGAINST     ABSTAIN
              Alex. Brown Incorporated
              1991 Equity Incentive Plan,
              as recommended by the Brown.

Proposal III. To approve the Alex. Brown   FOR     AGAINST     ABSTAIN
              Incorporated Management
              Compensation Plan, as
              recommended by the Board.


                                        PLEASE  SIGN,  DATE  AND  RETURN  THIS
                                        PROXY   PROMPTLY   IN   THE   ENCLOSED
                                        ENVELOPE  WHICH REQUIRES NO POSTAGE IF
                                        MAILED IN THE UNITED STATES.

                                        --------------------------------------
                                        --------------------------------------
                                        SIGNATURE(S) OF STOCKHOLDERS(S)

                                        (Signature(s)  should conform with the
                                        name(s)  printed  hereon.  If stock is
                                        held  in joint names, all should sign.
                                        When signing as attorney, as executor,
                                        administrator,  trustee  or  guardian,
                                        please  give  full title as such. If a
                                        corporation,   please   sign  in  full
                                        corporate  name  by President or other
                                        authorized  officer. If a partnership,
                                        please  sign  in  partnership  name by
                                        authorized person.)

                                        Date: --------------------------- 1994

                                        PLEASE DO NOT FOLD, STAPLE OR DAMAGE